Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

AB ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE RAMIUS ALTERNATIVE SOLUTIONS LLC (“RASL”)

New York, NY, August 31, 2016 - AllianceBernstein L.P. ("AB"), a leading global investment firm with $492 billion in assets under management, announced today that it has entered into a definitive agreement to acquire RASL, which is jointly owned by Ramius LLC (the investment division of Cowen Group, Inc. [NASDAQ: COWN]) and the two principals of RASL, Stuart Davies and Vikas Kapoor. With more than $3 billion in assets under management as of July 1, 2016, RASL offers a range of customized alternative investment and advisory solutions to a global institutional client base. These solutions provide access to return sources that can complement an investor's existing alternative strategy, and offer the benefits of improved liquidity, reduced cost and greater transparency to overall portfolio construction. The acquisition adds new investment capabilities in factor-based and Alternative Risk Premia solutions to AB and expands the firm’s offerings in the multi-asset and alternatives investment space. Stuart Davies and Vikas Kapoor will join AB, along with investment and support team members of RASL.
“The RASL acquisition represents a natural extension of our factor completion strategies for multi-manager equity portfolios,” said Vadim Zlotnikov, Co-Head of Multi-Asset Solutions at AB. “They bring an excellent reputation among the most sophisticated institutional investors for their ability to construct and manage a wide range of alternative investment solutions utilizing alternative risk premia and other factors based investments. And they share AB’s investment discipline and cultural mindset: research-driven, solutions-oriented, accountable and client-focused.”
Stuart Davies, Co-CEO of RASL, added, “We are very excited to join AB, a firm with a history of research excellence, and impressive global distribution capabilities and robust infrastructure that will enhance our ability to continue developing customized alternative solutions that meet the complex investment needs institutional clients face today.”
“As Ramius continues to expand its platform of single strategy offerings, the RASL team deserves the opportunity to join a platform that will allow them to continue to build their specialized offering in alternatives portfolio construction and optimization," said Thomas Strauss, Chairman of Ramius. “We are proud to have helped develop and scale the RASL team and we are extremely pleased to see that this business has found a home within a quality firm like AB.”
Freeman & Co. acted as exclusive financial advisor to RASL and Cowen Group, Inc. Ropes & Gray acted as counsel to Cowen Group and Wachtell, Lipton, Rosen & Katz acted as counsel to AB.
The closing is expected to occur by September 30, 2016 and is subject to customary closing conditions.

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About AB’s Multi-Asset Solutions Group
AB’s Multi-Asset Solutions Group is a dedicated team of more than 25 investment professionals that utilizes its deep capital markets expertise, research insights and a full range of risk/return sources as building blocks to create integrated multi-asset investment solutions tailored to the needs of each client. AB’s Multi-Asset Solutions group has approximately $117 billion in assets under management as of June 30, 2016 and includes target-date retirement solutions, tactical allocation strategies, and smart-beta and index strategies.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
At June 30, 2016, AB Holding owned approximately 35.9% of the issued and outstanding AB Units and AXA, a worldwide leader in financial protection, owned an approximate 63.8% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.
About Ramius
Ramius is an alternative investment platform offering innovative products and solutions across the liquidity spectrum to institutional and private clients. Founded in 1994, Ramius offers investors access to strategies to meet their unique needs including activism, healthcare royalties, merger arbitrage, real estate, event credit, long/short equity, consumer-focused long/short equity, global macro and managed futures.
About Cowen Group
Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments: Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment. Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com.

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